Exhibit 99.1
FOR IMMEDIATE RELEASE
October 18, 2007

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jack Pargeon	(614) 480-3878	Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2007 THIRD QUARTER NET INCOME OF $138.2 MILLION AND EARNINGS PER COMMON SHARE OF $0.38
•	Includes the negative impact of merger costs ($0.06 per common share) and net market-related losses ($0.03 per common share).
•	2007 FOURTH QUARTER EARNINGS TARGET OF $0.45-$0.47 PER SHARE, EXCLUDING MERGER COSTS
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2007 third quarter earnings of $138.2 million, or $0.38 per common share. Earnings in the year-ago third quarter were $157.4 million, or $0.65 per common share.
     Earnings in the current and year-ago quarters were impacted by several significant items (see Table 1). The 2007 third quarter earnings were negatively impacted by $0.09 per share, reflecting the combination of merger costs associated with the acquisition of Sky Financial Group, Inc. (Sky Financial) on July 1, 2007, and net market-related losses. In contrast, the year-ago quarter was positively impacted by a net $0.18 per common share, reflecting a reduction of federal income tax expense, partially offset by the negative impacts of a securities impairment related to a balance sheet restructuring initiative, as well as an adjustment for equity method investments.
     Earnings for the first nine months of 2007 were $314.4 million, or $1.12 per common share, compared with $373.5 million, or $1.56 per common share, for the comparable year-ago period.
Sky Financial Group, Inc. Acquisition Impact
     The acquisition of Sky Financial on July 1, 2007, significantly affected reported results. Sky Financial was approximately half the size of Huntington before its acquisition. As such, its acquisition significantly increased the absolute levels of 2007 third quarter reported balance sheet items (e.g., loans, deposits, etc.), and income statement items (e.g., net interest income, non-interest income, non-interest expenses, and taxes). It also affected the relative level of other performance metrics such as the net interest margin, efficiency ratio, and credit performance metrics like reserve ratios, etc. To assist in understanding the impacts of the merger, as well as performance not attributable to the merger, when comparing 2007 third quarter performance to that of prior periods, the following terms are used:
•	“Merger related” refers to amounts and percentage changes representing the estimated impact attributable to the merger (see the “Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions” section and Table 11 in the “Basis of Presentation” discussion at the end of this press release for details of the methodologies used and the reconciliation between reported results and estimates of non-merger related performance).

•	“Merger costs” represent non-interest expenses associated primarily with merger integration activities.

•	“Non-merger related” refers to estimated performance not attributable directly to the merger and includes:
•	“Merger efficiencies”, which represent non-interest expense reductions realized as a result of the merger.
PERFORMANCE OVERVIEW
     Performance compared with the 2007 second quarter included:
•	$0.38 earnings per common share, up from $0.34 per common share in the prior quarter.
•	Current quarter earnings were negatively impacted by $0.09 per share, reflecting the combination of merger costs associated with the acquisition of Sky Financial and net market-related losses. The 2007 second quarter earnings were negatively impacted by $0.03 per share, reflecting merger costs and net market-related losses.
•	3.52% net interest margin, consistent with expectations and up from 3.26%, primarily merger related.

•	Strong growth in average total commercial loans with good growth in average total consumer loans.

•	Good annualized non-merger related growth in average total deposits.

•	Mixed non-merger related non-interest income performance. Strong non-merger related performance in service charges on deposit accounts and good growth in other service charges and fees. However, broker and insurance income on a non-merger related basis declined, primarily reflecting seasonal trends in brokerage as well as property and casualty insurance activities. The quarter also reflected $23.5 million of market-related losses, compared with $7.8 million of such losses in the 2007 second quarter.

•	Significant decline in non-merger related total non-interest expense, reflecting the benefit of the achievement of over 70% of targeted total annualized merger efficiencies.

•	0.47% annualized net charge-offs, down 5 basis points.

•	1.14% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.15%.

•	1.08% period-end non-performing asset (NPA) ratio, up from 0.97%, primarily reflecting $144.5 million of acquired NPAs, as well as a decision to classify $16.3 million of non-accruing investment securities as NPAs.
•	5.42% period-end tangible common equity ratio, down from 6.82%. This reduction reflected a combination of factors including the expected reduction due to the merger. About 17 basis points of the decline was attributable to a temporary increase in balances related to investment securities.
     “The Sky Financial acquisition significantly impacted overall performance and materially affected comparisons of our third quarter performance to that in prior periods,” said Thomas E. Hoaglin, chairman and chief executive officer. “Yet, when you adjust for all merger related impacts, underlying performance basically matched or exceeded our expectations. The only exception was our net market-related losses, which reflected the severity of market pricing volatility during the quarter. We believe we have appropriately addressed the valuation of our market-related assets, given where we are today and our current expectations.”
     “The major highlight of the quarter was the successful Sky Financial systems conversion over the September 22nd weekend,” he continued. “Accomplishing this conversion in less than 90 days after the merger closed was a significant accomplishment. It was an aggressive timetable and its success reflected a huge team effort and the culmination of endless hours of preparation. The fact that we were able to generate good loan and deposit growth at the same time we were going through the largest merger integration we have ever undertaken is a testimony to the unified spirit that focused every associate on the needs of our customers. Importantly, we also achieved over 70% of the targeted total annualized expense efficiencies in the third quarter. After considering all significant items and merger related impact, we estimate that our adjusted efficiency ratio for the quarter was just above our 50%-52% targeted range. We are also excited that, as a result of the merger, about 40% of our deposit base is now in markets where we have the number one market share. This portends well for our ability to grow earnings by focusing on serving our expanded customer base and actively pursuing the growth opportunities this merger affords us.”
     “With all of the turmoil in credit markets, we were pleased with our underlying credit quality performance. Net charge-offs were a bit higher than expected, but this primarily reflected charge-offs on the three commercial credits for which we had already established reserves in the prior quarter. Our overall net charge-off outlook for the year has not changed materially. The non-merger related increase in the level of non-performing assets was also basically in line with our expectations, and we are pursuing opportunities that might permit us to move some of these off our balance sheet before the end of the year. The outlook for the fourth quarter is that non-performing loans will rise modestly as there remains pressure on businesses and consumers in our markets,” he concluded.
THIRD QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2007 third quarter performance included (see Table 1 below):
•	$32.3 million pre-tax ($0.06 per common share) negative impact from Sky Financial merger costs.
•	$18.0 million pre-tax ($0.03 per common share) of net market-related losses consisting of:

•	$23.3 million of impairment losses on certain investment securities,
•	$4.4 million of equity investment losses, and
•	$3.6 million negative impact of mortgage servicing rights (MSR) hedging.
     Partially offset by:
•	$10.2 of investment securities gains,
•	$3.2 million gain from the extinguishment of debt.
Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended		Impact (2)
(in millions, except per share)		Pre-tax	EPS (3)
September 30, 2007 — GAAP earnings		$138.2 (3)	$0.38
•	Sky Financial merger costs	(32.3)	(0.06)
•	Net market-related losses	(18.0)	(0.03)

June 30, 2007 — GAAP earnings		$80.5 (3)	$0.34
•	Provision expense related to three commercial credits	(24.8)	(0.07)
•	Sky Financial merger costs	(7.6)	(0.02)
•	Net market-related losses	(3.5)	(0.01)

September 30, 2006 — GAAP earnings		$157.4 (3)	$0.65
•	Reduction of federal income tax expense	84.5	0.35
•	Net market-related losses	(59.4)	(0.17)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2007 Third Quarter versus 2006 Third Quarter
     Fully taxable equivalent net interest income increased $155.9 million from the year-ago quarter. This reflected the favorable impact of a $14.9 billion increase in average earning assets, of which $13.5 billion represented an increase in average loans and leases, as well as the benefit of an increase in the fully taxable equivalent net interest margin of 30 basis points to 3.52%. These increases were primarily merger related. Table 2 details the $13.5 billion reported increase in average loans and leases.

Table 2 — Loans and Leases — 3Q07 vs. 3Q06

	Third Quarter		Change		Merger	Non-merger Related
(in billions)	2007	2006	Amount	%	Related	Amount	% (1)

Average Loans and Leases

Total commercial	$22.0	$12.0	$10.0	83%	$8.7	$1.2	6%

Automobile loans and leases	4.4	4.1	0.3	7	0.4	(0.1)	(3)
Home equity	7.4	5.0	2.3	46	2.4	(0.1)	(1)
Residential mortgage	5.5	4.7	0.7	15	1.1	(0.4)	(7)
Other consumer	0.6	0.4	0.2	50	0.1	0.1	13

Total consumer	17.8	14.3	3.5	25	4.1	(0.5)	(3)

Total loans and leases	$39.8	$26.3	$13.5	51%	$12.8	$0.7	2%

(1)	= non-merger related / (prior period + merger-related)
     The $0.7 billion, or 2%, non-merger related increase primarily reflected:
•	$1.2 billion, or 6%, increase in average total commercial loans, reflecting continued strong growth in middle-market commercial and industrial (C&I) loans.
Partially offset by:
•	$0.5 billion, or 3%, decrease in average total consumer loans, reflecting continued declines in automobile leasing due to low consumer demand and competitive pricing, as well as the impact of mortgage loan sales over the last 12 months.
     Also contributing to the growth in average earning assets was a $1.1 billion increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our mortgage servicing rights (MSR).
     The 3.52% net interest margin in the current period was consistent with our expectations for a relatively stable net interest margin compared with the pro forma 2007 second quarter level of 3.50%.
     Table 3 details the $13.1 billion reported increase in average deposits.
Table 3 — Deposits — 3Q07 vs. 3Q06

	Third Quarter		Change		Merger	Non-merger Related
(in billions)	2007	2006	Amount	%	Related	Amount	% (1)

Average Deposits
Demand deposits — non-interest bearing	$5.4	$3.5	$1.9	53%	$1.8	$0.0	1%
Demand deposits — interest bearing	3.8	2.2	1.6	76	1.5	0.2	5
Money market deposits	6.9	5.7	1.2	21	1.0	0.2	3
Savings and other domestic deposits	5.0	2.9	2.1	73	2.6	(0.5)	(9)
Core certificates of deposit	10.4	5.3	5.1	95	4.6	0.5	5

Total core deposits	31.5	19.6	11.9	61	11.5	0.4	1

Other deposits	6.1	5.0	1.2	23	1.3	(0.2)	(3)

Total deposits	$37.7	$24.6	$13.1	53%	$12.9	$0.2	1%

(1)	= non-merger related / (prior period + merger-related)
     Most of the increase in average total deposits was merger related. The $0.2 billion non-merger related increase reflected:

•	$0.4 billion, or 1%, increase in average total core deposits, reflecting strong growth in interest bearing demand deposits and money market accounts. While there was strong growth in core certificates of deposits, this was offset by the decline in savings and other domestic deposits, as customers transferred funds from lower rate to higher rate accounts.
Partially offset by:
•	$0.2 billion, or 3%, decline in other non-core deposits.
2007 Third Quarter versus 2007 Second Quarter
     Compared with the 2007 second quarter, fully taxable equivalent net interest income increased $157.8 million. This reflected the favorable impact of a $15.2 billion increase in average earning assets, of which $13.4 billion represented an increase in average loans and leases, as well as the benefit of an increase in the fully taxable equivalent net interest margin of 26 basis points to 3.52%. These increases were primarily merger related. Table 4 details the $13.4 billion reported increase in average loans and leases.
Table 4 — Loans and Leases — 3Q07 vs. 2Q07

	Third	Second
	Quarter	Quarter	Change		Merger	Non-merger Related
(in billions)	2007	2007	Amount	%	Related	Amount	% (1)

Average Loans and Leases

Total commercial	$22.0	$12.8	$9.2	72%	$8.7	$0.5	2%

Automobile loans and leases	4.4	3.9	0.5	12	0.4	0.0	1
Home equity	7.4	5.0	2.4	48	2.4	(0.0)	(0)
Residential mortgage	5.5	4.4	1.1	25	1.1	(0.0)	(0)
Other consumer	0.6	0.4	0.2	53	0.1	0.1	14

Total consumer	17.8	13.6	4.2	31	4.1	0.1	1

Total loans and leases	$39.8	$26.4	$13.4	51%	$12.8	$0.6	1%

(1)	= non-merger related / (prior period + merger-related)
     The $0.6 billion, or 1%, non-merger related increase in average total loans and leases primarily reflected 2% growth in average total commercial loans due to continued strong growth in middle-market commercial and industrial (C&I) loans. Average total consumer loans increased 1% with most categories essentially unchanged.
     Also contributing to the growth in average earning assets were increases of $0.9 billion in average trading account securities and $0.7 billion in average investment securities. These increases were primarily merger related.
     Table 5 details the $13.4 billion reported increase in average deposits.

Table 5 — Deposits — 3Q07 vs. 2Q07

	Third	Second
	Quarter	Quarter	Change		Merger	Non-merger Related
(in billions)	2007	2007	Amount	%	Related	Amount	% (1)

Average Deposits
Demand deposits — non-interest bearing	$5.4	$3.6	$1.8	50%	$1.8	$(0.0)	(1)%
Demand deposits — interest bearing	3.8	2.4	1.4	58	1.5	(0.1)	(1)
Money market deposits	6.9	5.5	1.4	26	1.0	0.4	6
Savings and other domestic deposits	5.0	2.9	2.2	76	2.6	(0.4)	(8)
Core certificates of deposit	10.4	5.6	4.8	86	4.6	0.2	2

Total core deposits	31.5	19.9	11.6	58	11.5	0.1	0

Other deposits	6.1	4.4	1.8	41	1.3	0.4	7

Total deposits	$37.7	$24.3	$13.4	55%	$12.9	$0.5	1%

(1)	= non-merger related / (prior period + merger-related)
     Of the $13.4 billion increase in average total deposits, $12.9 billion was merger related. The $0.5 billion, or 1%, non-merger related increase reflected:
•	$0.4 billion, or 7%, increase in other non-core deposits, reflecting an increase in wholesale deposits.

•	$0.1 billion increase in average total core deposits. This reflected strong growth in money market deposits and core certificates of deposit, partially offset by a decline in savings and other domestic deposits as those depositors moved funds into higher rate accounts. The decline in interest bearing and non-interest bearing demand deposits reflected seasonality.
Provision for Credit Losses
     The provision for credit losses in the 2007 third quarter was $42.0 million, up $27.8 million from the year-ago quarter. Compared with the 2007 second quarter, the provision for credit losses declined $18.1 million. The 2007 second quarter included $24.8 million of provision for credit losses for the two eastern Michigan credit relationships and one northern Ohio commercial credit. In the current quarter, charge-offs of $10.0 million related to these three credit relationships were taken against these reserves. On a reported basis, 2007 third quarter net charge-offs of $47.1 million exceeded current period provision for credit losses by $5.1 million. Adjusting for the $10.0 million of charge-offs associated with these three commercial credits, the current quarter provision for credit losses exceeded net charge-offs by $4.9 million. (See Credit Quality Discussion).
Non-Interest Income
2007 Third Quarter versus 2006 Third Quarter
     Non-interest income increased $106.8 million from the year-ago quarter. The $68.7 million of merger related income significantly impacted this increase. Table 6 details the $106.8 million reported increase in total non-interest income.

Table 6 — Non-interest Income — 3Q07 vs. 3Q06

	Third Quarter		Change		Merger	Non-merger Related
(in millions)	2007	2006	Amount	%	Related	Amount	% (1)

Non-interest Income
Service charges on deposit accounts	$78.1	$48.7	$29.4	60%	$24.1	$5.3	7%
Trust services	33.6	22.5	11.1	49	7.0	4.1	14
Brokerage and insurance income	28.8	14.7	14.1	96	17.1	(3.0)	(9)
Other service charges and fees	21.0	13.0	8.1	62	5.8	2.3	12
Bank owned life insurance income	14.8	12.1	2.7	22	1.8	0.9	7
Mortgage banking income	9.6	8.5	1.1	13	6.3	(5.1)	(35)
Securities losses	(13.2)	(57.3)	44.2	(77)	0.3	43.9	(77)
Other income	31.8	35.7	(3.9)	(11)	6.4	(10.3)	(24)

Total non-interest income	$204.7	$97.9	$106.8	109%	$68.7	$38.0	23%

(1)	= non-merger related / (prior period + merger-related)
     The $38.0 million, or 23%, non-merger related increase reflected:
•	$43.9 million less in investment securities losses. In the 2007 third quarter, net investment securities losses totaled $13.2 million and consisted of $23.3 million of securities losses on certain investment securities, partially offset by $10.2 million of gains on other investment securities. This compared favorably with $57.3 million of such losses in the year-ago quarter, virtually all of which related to a balance sheet restructuring. (See Significant Items).

•	$5.3 million, or 7%, increase in service charges on deposit accounts, reflecting strong growth in personal service charge income.

•	$4.1 million, or 14%, increase in trust services income, of which $2.5 million reflected fees associated with the acquisition of Unified Fund Services in the 2006 fourth quarter.
Partially offset by:
•	$10.3 million, or 24%, decline in other income, reflecting a $7.9 million decline in automobile operating lease income as that portfolio continued to decline, and $2.3 million of higher equity investment losses.

•	$5.1 million, or 35%, decline in mortgage banking income, reflecting the current quarter’s $6.0 million of MSR hedging losses, compared with no material MSR valuation impact in the year-ago quarter.
2007 Third Quarter versus 2007 Second Quarter
     Non-interest income increased $48.5 million from the 2007 second quarter. The $68.7 million of merger related income drove this increase. Table 7 details the $48.5 million increase in reported total non-interest income.

Table 7 — Non-interest Income — 3Q07 vs. 2Q07

	Third	Second
	Quarter	Quarter	Change		Merger	Non-merger Related
(in millions)	2007	2007	Amount	%	Related	Amount	% (1)

Non-interest Income
Service charges on deposit accounts	$78.1	$50.0	$28.1	56%	$24.1	$4.0	5%
Trust services	33.6	26.8	6.8	25	7.0	(0.2)	(1)
Brokerage and insurance income	28.8	17.2	11.6	67	17.1	(5.5)	(16)
Other service charges and fees	21.0	14.9	6.1	41	5.8	0.3	2
Bank owned life insurance income	14.8	10.9	3.9	36	1.8	2.1	17
Mortgage banking income	9.6	7.1	2.5	35	6.3	(3.7)	(28)
Securities losses	(13.2)	(5.1)	(8.0)	156	0.3	(8.3)	171
Other income	31.8	34.4	(2.6)	(7)	6.4	(9.0)	(22)

Total non-interest income	$204.7	$156.2	$48.5	31%	$68.7	$(20.2)	(9)%

(1)	= non-merger related / (prior period + merger-related)
     The $20.2 million, or 9%, non-merger related decline reflected:
•	$9.0 million, or 22%, decline in other income, reflecting $4.4 million of equity investment losses in the current quarter compared with $2.3 million of such gains in the prior quarter, as well as declines in automobile operating lease income, loan sale gains, and lease prepayment income.

•	$8.3 million increase in securities losses as the current quarter results reflected $13.2 million of net investment securities losses, compared with $5.1 million of such losses in the 2007 second quarter.

•	$5.5 million, or 16%, decline in brokerage and insurance income, primarily reflecting seasonal trends in property and casualty insurance income.

•	$3.7 million, or 28%, decline in mortgage banking income, reflecting $1.0 million higher MSR hedging losses this quarter and lower non-merger related production.
Partially offset by:
•	$4.0 million, or 5%, increase in service charges on deposit accounts, primarily reflecting higher personal service charge income and seasonal trends.
Non-interest Expense
2007 Third Quarter versus 2006 Third Quarter
     Non-interest expense increased $143.1 million from the year-ago quarter. The $136.6 million of merger related expenses and $32.3 million of merger costs drove the increase, as non-merger related expenses declined. Table 8 details the $143.1 million increase in reported total non-interest expense.

Table 8 — Non-interest Expense — 3Q07 vs. 3Q06

	Third Quarter		Change		Merger	Merger	Non-merger Related
(in millions)	2007	2006	Amount	%	Related	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$202.1	$133.8	$68.3	51%	$68.3	$7.8	$(7.7)	(4)%
Outside data processing and other services	40.6	18.7	21.9	118	12.3	6.9	2.8	9
Net occupancy	33.3	18.1	15.2	84	10.2	7.4	(2.4)	(8)
Equipment	23.3	17.2	6.0	35	4.8	1.8	(0.6)	(2)
Marketing	13.2	7.8	5.3	68	4.4	5.0	(4.0)	(33)
Professional services	11.3	6.4	4.8	75	2.7	1.6	0.6	6
Telecommunications	7.3	4.8	2.5	51	2.2	0.2	0.0	1
Printing and supplies	4.7	3.4	1.3	39	1.4	0.5	(0.5)	(11)
Amortization of intangibles	19.9	2.9	17.0	587	17.4	—	(0.4)	(2)
Other expense	29.8	29.2	0.6	2	13.0	1.3	(13.7)	(32)

Total non-interest expense	$385.6	$242.4	$143.1	59%	$136.6	$32.3	$(25.8)	(7)%

(1)	= non-merger related / (prior period + merger-related)
     The $25.8 million, or 7%, non-merger related decline reflected:
•	$13.7 million, or 32%, decline in other expense, reflected merger efficiencies, as well as a $5.7 million decline in automobile operating lease expense, the current quarter’s $3.2 million gain on debt extinguishment, and declines in deferred compensation expense and franchise taxes.

•	$7.7 million, or 4%, decline in personnel expense, reflecting merger efficiencies including the impact of the reduction of 828, or 6%, full-time equivalent staff during the 2007 third quarter.

•	$4.0 million, or 33%, decline in marketing expense, reflecting merger efficiencies and timing of advertising campaigns.
2007 Third Quarter versus 2007 Second Quarter
     Non-interest expense increased $140.9 million, or 58%, from the 2007 second quarter. The $136.6 million of merger related expenses and $24.7 million increase in merger costs drove the increase, as non-merger related expenses declined. Table 9 details the $140.9 million increase in reported total non-interest expense.

Table 9 — Non-interest Expense — 3Q07 vs. 2Q07

	Third	Second
	Quarter	Quarter	Change		Merger	Merger	Non-merger Related
(in millions)	2007	2007	Amount	%	Related	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$202.1	$135.2	$67.0	50%	$68.3	$7.1	$(8.4)	(4)%
Outside data processing and other services	40.6	25.7	14.9	58	12.3	2.8	(0.1)	(0)
Net occupancy	33.3	19.4	13.9	72	10.2	7.3	(3.6)	(12)
Equipment	23.3	17.2	6.1	36	4.8	1.8	(0.4)	(2)
Marketing	13.2	9.0	4.2	47	4.4	3.4	(3.6)	(27)
Professional services	11.3	8.1	3.2	39	2.7	0.5	(0.0)	(0)
Telecommunications	7.3	4.6	2.7	59	2.2	0.2	0.3	4
Printing and supplies	4.7	3.7	1.1	29	1.4	0.5	(0.8)	(15)
Amortization of intangibles	19.9	2.5	17.4	692	17.4	—	(0.0)	(0)
Other expense	29.8	19.3	10.4	54	13.0	1.2	(3.8)	(12)

Total non-interest expense	$385.6	$244.7	$140.9	58%	$136.6	$24.7	$(20.4)	(5)%

(1)	= non-merger related / (prior period + merger-related)
     The $20.4 million, or 5%, non-merger related decline represented the total estimated merger efficiencies achieved in the quarter and reflected:
•	$8.4 million, or 4%, decline in personnel expense, primarily reflecting merger efficiencies including the impact of the reduction of 828, or 6%, full-time equivalent staff during the 2007 third quarter.

•	$3.8 million, or 12%, decline in other expense, primarily reflecting merger efficiencies.

•	$3.6 million, or 27%, decline in marketing expense, reflecting merger efficiencies and timing of advertising campaigns.

•	$3.6 million, or 12%, decline in net occupancy expense, reflecting merger efficiencies.
Income Taxes
     The provision for income taxes in the 2007 third quarter was $48.5 million, resulting in an effective tax rate of 26.0%. As expected, the merger resulted in a higher effective tax rate compared with the 2007 second quarter effective tax rate of 23.2%. In the year-ago quarter, the provision for income taxes was a negative $60.8 million, resulting in an effective tax rate of negative 62.9%. The year ago quarter reflected an $84.5 million reduction of federal tax expense related to the resolution of a federal tax audit covering tax years 2002 and 2003 that resulted in the release of previously established federal income tax reserves, as well as the recognition of federal tax loss carry backs. The effective tax rate for the full year 2007 is estimated to be consistent with the 2007 nine-month effective tax rate of 25.3%.
Credit Quality
     The Sky Financial merger increased virtually all credit quality measures on an absolute basis: the level of net charge-offs, non-performing loans (NPL/NPLs), non-performing assets (NPA/NPAs), allowance for credit losses (ACL), etc. Management, therefore, believes the more meaningful way to assess overall credit quality performance for the 2007 third quarter is through an analysis of credit quality performance ratios. This approach forms the basis of most of the following discussion.

     Aside from merger related impacts and consistent with expectations, overall credit quality moderately deteriorated in the 2007 third quarter. The continued weakness in our Midwest markets, most notably eastern Michigan and northern Ohio, resulted in higher levels of non-merger related NPLs and consumer net charge-offs. However, overall delinquencies increased only slightly and the outlook remains for modest increases in problem assets in the 2007 fourth quarter.
     Total net charge-offs for the 2007 third quarter were $47.1 million, or an annualized 0.47% of average total loans and leases. This compared with net charge-offs of $21.2 million, or an annualized 0.32%, in the year-ago quarter, and $34.5 million, or an annualized 0.52%, in the 2007 second quarter. Performance in the 2007 third quarter was slightly above the long-term targeted range of 0.35%-0.45%.
     Total commercial net charge-offs in the 2007 third quarter were $17.3 million, or an annualized 0.31%. This was higher than an annualized 0.23% in the year-ago period, but less than the annualized 0.64% in the prior quarter. The prior quarter ratio included 38 basis points related to losses on two single family homebuilder credits in eastern Michigan. The current quarter included $10.0 million, or 18 basis points, of net charge-offs associated with the three commercial credits for which reserves had been established in the 2007 second quarter.
     Total consumer net charge-offs in the current quarter were $29.8 million, or an annualized 0.67%. This was higher than an annualized 0.40% in the year-ago period and 0.41% in the prior quarter. Automobile loan and lease net charge-offs were an annualized 0.73% in the third quarter, up from 0.40% in the year-ago period and 0.45% in the prior period. This increase reflected both the impact of the Sky Financial portfolio, as well as seasonal factors. Residential mortgage net charge-offs totaled $4.4 million, or an annualized 0.32% of related average balances. This was higher than an annualized 0.07% in the year-ago quarter and an annualized 0.16% in the prior quarter. Home equity net charge-offs in the 2007 third quarter were $10.8 million, or an annualized 0.59%, up from an annualized 0.53%, in the year-ago quarter and an annualized 0.43% in the prior quarter. The increase in residential mortgage and home equity net charge-offs reflected continued market weakness, particularly in the southeast Michigan and northeast Ohio markets.
     NPAs were $435.0 million at September 30, 2007, and represented 1.08% of related assets with most of the NPA increase being merger related. This compared with $171.2 million, or 0.65%, at the end of the year-ago period, and $261.2 million, or 0.97%, at June 30, 2007. The $173.9 million increase from the end of the prior quarter reflected:
•	$144.5 million merger related consisting of:
•	$100.5 million of acquired commercial loans previously classified as NPLs, which were reclassified as impaired loans held for sale and written down to their net realizable fair value upon acquisition,

•	$32.7 million of other acquired commercial and consumer loans and classified as NPLs, and

•	$11.3 million increase of acquired other real estate owned (OREO).
•	$13.0 million, or 3%, increase in non-merger related NPLs and OREO.

•	$16.3 million of impaired investment securities, where a decision was made to stop accruing interest and apply future interest payments to principal reduction. Future cash flows are expected to reduce principal by about 25% in the 2007 fourth quarter.
     At September 30, 2007, total NPLs were $249.4 million, up $37.9 million, or 18%, from June 30, 2007. Total NPLs at September 30, 2007 expressed as a percent of period end total loans and leases, was 0.62%, down from 0.79% at June 30, 2007, but up from 0.49% a year earlier.
     The over 90-day delinquent, but still accruing, ratio was 0.29% at September 30, 2007, up from 0.24% at the end of the year-ago quarter and from 0.25% at June 30, 2007.
Allowances for Credit Losses (ACL)
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At September 30, 2007, the ALLL was $454.8 million, up from $280.2 million a year ago and from $307.5 million at June 30, 2007. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2007, was 1.14%, up from 1.06% a year ago, but down 1 basis point from 1.15% at June 30, 2007, reflecting the charge-off of $10.0 million of commercial loans where reserves had been established in the 2007 second quarter.
     The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. Table 10 shows the change in the ALLL ratio and each reserve component for the 2007 third and second quarters and the 2006 third quarter.
Table 10 — Components of ALLL as Percent of Total Loans and Leases

				3Q07 change from
	3Q07	2Q07	3Q06	2Q07	3Q06
Transaction reserve (1)	0.97%	0.94%	0.86%	0.03%	0.11%
Economic reserve	0.17	0.21	0.20	(0.04)	(0.03)

Total ALLL	1.14%	1.15%	1.06%	(0.01)%	0.08%

(1)	Includes specific reserve
     The change in both the transaction reserve and the economic reserve components primarily reflected the impact of the merger.
     The ALLL as a percent of NPLs was 182% at September 30, 2007, down from 217% a year ago, but up from 145% at June 30, 2007. The ALLL as a percent of NPAs was 105% at September 30, 2007, down from 164% a year ago, and from 118% at June 30, 2007. At September 30, 2007, the AULC was $58.2 million, up from $39.3 million at the end of the year-ago quarter, and from $41.6 million at June 30, 2007, mostly merger related.
     On a combined basis, the ACL as a percent of total loans and leases at September 30, 2007, was 1.28%, up from 1.21% a year ago, but down from 1.30% at June 30, 2007. The ACL as a percent of NPLs was 206% at September 30, 2007, down from 247% a year ago, but up from 165% at June 30, 2007. The ACL as a percent of NPAs was 118% at September 30, 2007, down from 187% a year earlier and from 134% at June 30, 2007.

     Given the expectation of continued stress in commercial real estate markets, weak performance of the eastern Michigan and northern Ohio economies, as well as the increase in reserves recognized this quarter, the expectation is for modest increases in the ALLL ratio in the 2007 fourth quarter.
Capital
     At September 30, 2007, the tangible equity to assets ratio was 5.42%, down from 7.13% a year ago, and from 6.82% at June 30, 2007. The decline from June 30, 2007 primarily reflected the impact of the Sky Financial merger, as well as a 17 basis point negative impact attributable to a temporary $1.5 billion increase in assets. At September 30, 2007, the tangible equity to risk-weighted assets ratio was 6.11%, down from 7.97% at the end of the year-ago quarter, and from 7.60% at June 30, 2007. These decreases were also primarily merger related.
     There were no share repurchases during the quarter. Under the current authorization announced April 20, 2006, there are currently 3.9 million shares remaining available.
2007 FOURTH QUARTER OUTLOOK
     When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted, as well as potential unusual or one-time items.
     Our expectation is that the Midwest economic environment will continue to be negatively impacted by weakness in residential real estate markets and the automotive manufacturing and supplier sector. How much these factors will affect banking activities and overall credit quality trends is unknown. However, it is our expectation that any impact will be greatest in our eastern Michigan and northern Ohio markets. Given the market’s outlook for interest rates, we will continue to target our interest rate risk position at our customary relatively neutral position.
     The assumptions listed below reflect 2007 fourth quarter expectations compared with actual 2007 third quarter performance.
•	Annualized revenue growth in the low- to mid-single digit range, reflecting:
•	Net interest margin relatively stable.

•	Annualized average total loan growth in the mid-single digit range, with total commercial loans in the mid- to upper-single digit range and total consumer loans being flat, reflecting continued softness in residential mortgages and home equity loans.

•	Annualized core deposit growth in the low- to mid-single digit range.

•	Annualized non-interest income growth in the mid- to higher-single digit range.
•	Non-interest expense that is flat-to-down, excluding additional merger costs. Merger costs for the first nine months were $40.7 million. Merger costs for the fourth quarter are estimated to be $15-$25 million, which would be consistent with our previous 2007 second half of the year target of $50-$60 million. Annualized merger efficiencies from the merger are expected to equal or exceed the original target of $115 million. Of the remaining annualized merger efficiencies, most is expected to be achieved in the fourth quarter.

•	NPLs are expected to rise modestly, reflecting pressure from continued economic weakness in our markets, and resulting higher levels of monitored credits. The absolute level of total NPAs, however, is expected to decline as the held for sale NPAs are sold.

•	Modest increase in the ALLL ratio is expected from its current level, and the fourth quarter net charge-off ratio is expected to be relatively consistent with the third quarter level of an annualized 0.47%.

•	No significant market-related losses.

•	No stock repurchase activity.
     Within this type of environment, earnings for the 2007 fourth quarter are targeted at $0.45-$0.47 per common share, excluding merger costs.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 17065118. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site at huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through October 31, 2007 at 800-642-1687; conference ID 17065118.
Forward-looking Statement
     This document contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Huntington and Sky Financial, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the expected merger efficiencies and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2006 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2007 third quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.

Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2006 Annual

Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions
     The merger with Sky Financial Group Inc. (Sky Financial) was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and core deposits of $12.0 billion. Sky Financial results were fully included in our consolidated results for the full 2007 third quarter, and will impact all quarters thereafter. As a result, performance comparisons of 2007 third quarter and 2007 nine-month performance to prior periods are affected as Sky Financial results were not included in the prior periods. Comparisons of the 2007 third quarter and 2007 nine-month performance compared prior periods are impacted as follows:
•	Increased reported average balance sheet, revenue, expense, and the absolute level of certain credit quality results (e.g., amount of net charge-offs).

•	Increased reported non-interest expense items because of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing expenses related to customer retention initiatives. These net merger costs were $32.3 million in the 2007 third quarter.
     Given the significant impact of the merger on reported 2007 results, management believes that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, the following terms are used when discussing financial performance:
•	“Merger related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent non-interest expenses primarily associated with merger integration activities.
•	“Non-merger related” refers to performance not attributable to the merger and include:
•	“Merger efficiencies”, which represent non-interest expense reductions realized as a result of the merger.
     The following methodology has been implemented to estimate the approximate effect of the Sky Financial merger used to determine “merger related” impacts.
Balance Sheet Items
     For loans and leases, as well as core deposits, Sky Financial’s balances as of June 30, 2007, adjusted for consolidating, merger, and purchase accounting adjustments, are used in the comparison. To estimate the impact on 2007 third quarter average balances, it was assumed that the June 30, 2007 balances, as adjusted, remained constant throughout the 2007 third quarter and will remain constant in all subsequent periods.
Income Statement Items
     For income statement line items, Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was divided by two to estimate a quarterly amount. This results in an approximate quarterly impact as the methodology does not adjust for any unusual items or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. This same estimated amount will also be used in all subsequent quarterly reporting periods. The one exception to this methodology of holding the estimated quarterly impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.
     Table 11 below provides detail of changes to selected reported results to quantify the impact of the Sky Financial merger using this methodology:

Table 11 — Estimated Impact of Sky Financial Merger
2007 Third Quarter versus 2006 Third Quarter

	Third Quarter		Change		Merger		Non-merger Related
(in millions)	2007	2006	Amount	%	Related		Amount	%(1)

Average Loans and Leases

Total commercial	$22,016	$12,039	$9,977	82.9%	$8,746		$1,231	5.9%

Automobile loans and leases	4,354	4,055	299	7.4	432		(133)	(3.0)
Home equity	7,355	5,041	2,314	45.9	2,385		(71)	(1.0)
Residential mortgage	5,456	4,748	708	14.9	1,112		(404)	(6.9)
Other consumer	647	430	217	50.5	143		74	12.9

Total consumer	17,812	14,274	3,538	24.8	4,072		(534)	(2.9)

Total loans and leases	$39,828	$26,313	$13,515	51.4%	$12,818		$697	1.8%

Average Deposits
Demand deposits — non-interest bearing	$5,384	$3,509	$1,875	53.4%	$1,829		$46	0.9%
Demand deposits — interest bearing	3,808	2,169	1,639	75.6	1,460		179	4.9
Money market deposits	6,869	5,689	1,180	20.7	996		184	2.8
Savings and other domestic deposits	5,043	2,923	2,120	72.5	2,594		(474)	(8.6)
Core certificates of deposit	10,425	5,334	5,091	95.4	4,630		461	4.6

Total core deposits	31,529	19,624	11,905	60.7	11,509		396	1.3

Other deposits	6,123	4,969	1,154	23.2	1,342		(188)	(3.0)

Total deposits	$37,652	$24,593	$13,059	53.1%	$12,851		$208	0.6%

(1) = non-merger related / (prior period + merger-related)

	Third Quarter		Change		Merger	Merger	Non-merger Related
(in thousands)	2007	2006	Amount	%	Related	Costs	Amount	%(1)

Net interest income — FTE	$415,344	$259,403	$155,941	60.1%	$151,592		$4,349	1.1%

Non-interest Income
Service charges on deposit accounts	$78,107	$48,718	$29,389	60.3%	$24,110		$5,279	7.2%
Trust services	33,562	22,490	11,072	49.2	7,009		4,063	13.8
Brokerage and insurance income	28,806	14,697	14,109	96.0	17,061		(2,952)	(9.3)
Other service charges and fees	21,045	12,989	8,056	62.0	5,800		2,256	12.0
Bank owned life insurance income	14,847	12,125	2,722	22.4	1,807		915	6.6
Mortgage banking income	9,629	8,512	1,117	13.1	6,256		(5,139)	(34.8)
Securities losses	(13,152)	(57,332)	44,180	(77.1)	283		43,897	(76.9)
Other income	31,830	35,711	(3,881)	(10.9)	6,390		(10,271)	(24.4)

Total non-interest income	$204,674	$97,910	$106,764	109.0%	$68,716		$38,048	22.8%

Non-interest Expense
Personnel costs	$202,148	$133,823	$68,325	51.1%	$68,250	$7,750	$(7,675)	(3.8)%
Outside data processing and other services	40,600	18,664	21,936	117.5	12,262	6,854	2,820	9.1
Net occupancy	33,334	18,109	15,225	84.1	10,184	7,440	(2,399)	(8.5)
Equipment	23,290	17,249	6,041	35.0	4,799	1,792	(550)	(2.5)
Marketing	13,186	7,846	5,340	68.1	4,361	4,966	(3,987)	(32.7)
Professional services	11,273	6,438	4,835	75.1	2,707	1,555	573	6.3
Telecommunications	7,286	4,818	2,468	51.2	2,224	196	48	0.7
Printing and supplies	4,743	3,416	1,327	38.8	1,374	457	(504)	(10.5)
Amortization of intangibles	19,949	2,902	17,047	587.4	17,431	—	(384)	(1.9)
Other expense	29,756	29,165	591	2.0	13,048	1,250	(13,707)	(32.5)

Total non-interest expense	$385,565	$242,430	$143,135	59.0%	$136,640	$32,260	$(25,765)	(6.8)%

(1) = non-merger related / (prior period + merger-related)

2007 Third Quarter versus 2007 Second Quarter

	Third	Second
	Quarter	Quarter	Change		Merger		Non-merger Related
(in millions)	2007	2007	Amount	%	Related		Amount	% (1)

Average Loans and Leases

Total commercial	$22,016	$12,818	$9,198	71.8%	$8,746		$452	2.1%

Automobile loans and leases	4,354	3,873	481	12.4	432		49	1.1
Home equity	7,355	4,973	2,382	47.9	2,385		(3)	(0.0)
Residential mortgage	5,456	4,351	1,105	25.4	1,112		(7)	(0.1)
Other consumer	647	424	223	52.6	143		80	14.1

Total consumer	17,812	13,621	4,191	30.8	4,072		119	0.7

Total loans and leases	$39,828	$26,439	$13,389	50.6%	$12,818		$571	1.5%

Average Deposits
Demand deposits — non-interest bearing	$5,384	$3,591	$1,793	49.9%	$1,829		$(36)	(0.7)%
Demand deposits — interest bearing	3,808	2,404	1,404	58.4	1,460		(56)	(1.4)
Money market deposits	6,869	5,466	1,403	25.7	996		407	6.3
Savings and other domestic deposits	5,043	2,863	2,180	76.1	2,594		(414)	(7.6)
Core certificates of deposit	10,425	5,591	4,834	86.5	4,630		204	2.0

Total core deposits	31,529	19,915	11,614	58.3	11,509		105	0.3

Other deposits	6,123	4,358	1,765	40.5	1,342		423	7.4

Total deposits	$37,652	$24,273	$13,379	55.1%	$12,851		$528	1.4%

(1) = non-merger related / (prior period + merger-related)

	Third	Second
	Quarter	Quarter	Change		Merger	Merger	Non-merger Related
(in thousands)	2007	2007	Amount	%	Related	Costs	Amount	% (1)

Net interest income — FTE	$415,344	$257,518	$157,826	61.3%	$151,592		$6,234	1.5%

Non-interest Income
Service charges on deposit accounts	$78,107	$50,017	$28,090	56.2%	$24,110		$3,980	5.4%
Trust services	33,562	26,764	6,798	25.4	7,009		(211)	(0.6)
Brokerage and insurance income	28,806	17,199	11,607	67.5	17,061		(5,454)	(15.9)
Other service charges and fees	21,045	14,923	6,122	41.0	5,800		322	1.6
Bank owned life insurance income	14,847	10,904	3,943	36.2	1,807		2,136	16.8
Mortgage banking income	9,629	7,122	2,507	35.2	6,256		(3,749)	(28.0)
Securities losses	(13,152)	(5,139)	(8,013)	155.9	283		(8,296)	170.8
Other income	31,830	34,403	(2,573)	(7.5)	6,390		(8,963)	(22.0)

Total non-interest income	$204,674	$156,193	$48,481	31.0%	$68,716		$(20,235)	(9.0)%

Non-interest Expense
Personnel costs	$202,148	$135,191	$66,957	49.5%	$68,250	$7,106	$(8,399)	(4.1)%
Outside data processing and other services	40,600	25,701	14,899	58.0	12,262	2,783	(146)	(0.4)
Net occupancy	33,334	19,417	13,917	71.7	10,184	7,329	(3,596)	(12.1)
Equipment	23,290	17,157	6,133	35.7	4,799	1,777	(443)	(2.0)
Marketing	13,186	8,986	4,200	46.7	4,361	3,392	(3,553)	(26.6)
Professional services	11,273	8,101	3,172	39.2	2,707	469	(4)	(0.0)
Telecommunications	7,286	4,577	2,709	59.2	2,224	196	289	4.2
Printing and supplies	4,743	3,672	1,071	29.2	1,374	456	(759)	(15.0)
Amortization of intangibles	19,949	2,519	17,430	691.9	17,431	—	(1)	(0.0)
Other expense	29,756	19,334	10,422	53.9	13,048	1,175	(3,801)	(11.7)

Total non-interest expense	$385,565	$244,655	$140,910	57.6%	$136,640	$24,683	$(20,413)	(5.4)%

(1)	= non-merger related / (prior period + merger-related)
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-

exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 141 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services, through offices in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are available through the headquarters office in Columbus, a limited purpose office located in both the Cayman Islands and Hong Kong.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1), (9)
(Unaudited)

	2007		2006	Percent Changes vs.
(in thousands, except per share amounts)	Third	Second	Third	2Q07	3Q06

Net interest income	$409,632	$253,391	$255,313	61.7%	60.4%
Provision for credit losses	42,007	60,133	14,162	(30.1)	N.M.
Non-interest income	204,674	156,193	97,910	31.0	N.M.
Non-interest expense	385,565	244,655	242,430	57.6	59.0

Income before income taxes	186,734	104,796	96,631	78.2	93.2
Provision for income taxes	48,535	24,275	(60,815)	99.9	N.M.

Net Income	$138,199	$80,521	$157,446	71.6%	(12.2)%

Net income per common share — diluted	$0.38	$0.34	$0.65	11.8%	(41.5)%
Cash dividends declared per common share	0.265	0.265	0.250	—	6.0
Book value per common share at end of period	17.08	12.97	13.15	31.7	29.9
Tangible book value per common share at end of period	7.68	10.33	10.50	(25.7)	(26.9)

Average common shares — basic	365,895	236,032	237,672	55.0	53.9
Average common shares — diluted	368,280	239,008	240,896	54.1	52.9

Return on average assets	1.02%	0.92%	1.75%
Return on average shareholders’ equity	8.8	10.6	21.0
Return on average tangible shareholders’ equity (2)	20.9	13.6	27.1
Net interest margin (3)	3.52	3.26	3.22
Efficiency ratio (4)	57.7	57.8	57.8
Effective tax rate	26.0	23.2	(62.9)

Average loans and leases	$39,827,422	$26,439,235	$26,313,060	50.6	51.4
Average loans and leases — linked quarter annualized growth rate	N.M. %	3.6%	1.7%
Average earning assets	$46,870,957	$31,674,664	$31,970,236	48.0	46.6
Average total assets	53,970,093	35,150,051	35,769,712	53.5	50.9
Average core deposits (5)	31,529,372	19,913,828	19,623,429	58.3	60.7
Average core deposits — linked quarter annualized growth rate (5)	N.M. %	5.4%	1.3%
Average shareholders’ equity	$6,205,783	$3,042,682	$2,969,643	N.M.	N.M.

Total assets at end of period	55,303,927	36,420,686	35,661,948	51.8	55.1
Total shareholders’ equity at end of period	6,249,674	3,064,141	3,129,746	N.M.	99.7

Net charge-offs (NCOs)	47,106	34,500	21,239	36.5	N.M.
NCOs as a % of average loans and leases	0.47%	0.52%	0.32%
Non-performing loans and leases (NPLs)	$249,396	$211,516	$129,312	17.9	92.9
Non-performing assets (NPAs)	435,042	261,185	171,212	66.6	N.M.
NPA ratio (6)	1.08%	0.97%	0.65%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.14	1.15	1.06
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.28	1.30	1.21
ALLL as a % of NPLs	182	145	217
ALLL as a % of NPAs	105	118	164

Tier 1 risk-based capital ratio (7)	8.35	9.74	8.95
Total risk-based capital ratio (7)	11.54	13.49	12.81
Tier 1 leverage ratio (7)	7.58	9.07	7.99
Average equity / assets	11.50	8.66	8.30
Tangible equity / assets (8)	5.42	6.82	7.13

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to ‘Significant Items Influencing Financial Performance Comparisons’.

(2)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less intangible assets and goodwill.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($19.9 million for 3Q 2007, $2.5 million for 2Q 2007 and $2.9 million for 3Q 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(6)	Nonperforming assets (NPAs) divided by the sum of loans and leases, impaired loans held for sale, net other real estate, and other NPAs.

(7)	September 30, 2007 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(8)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

(9)	On July 1, 2007, Huntington acquired Sky Financial Group, Inc. Accordingly, the balances presented include the impact of the acquisition from that date.

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics (1), (6)
(Unaudited)

	Nine Months Ended September 30,		Change
(in thousands, except per share amounts)	2007	2006	Amount	Percent

Net interest income	$918,578	$761,188	$157,390	20.7%
Provision for credit losses	131,546	49,447	82,099	N.M.
Non-interest income	506,044	420,463	85,581	20.4
Non-interest expense	872,292	733,204	139,088	19.0

Income before income taxes	420,784	399,000	21,784	5.5
Provision for income taxes	106,338	25,494	80,844	N.M.

Net Income	$314,446	$373,506	$(59,060)	(15.8)%

Net Income per common share — diluted	$1.12	$1.56	$(0.44)	(28.2)%
Cash dividends declared per common share	0.795	0.75	0.045	6.00

Average common shares — basic	279,171	236,790	42,381	17.9
Average common shares — diluted	282,014	239,933	42,081	17.5

Return on average assets	1.02%	1.43%
Return on average shareholders’ equity	10.3	17.2
Return on average tangible shareholders’ equity (2)	17.3	21.5
Net interest margin (3)	3.40	3.29
Efficiency ratio (4)	58.2	58.1
Effective tax rate	25.3	6.4

Average loans and leases	$30,873,499	$25,823,345	$5,050,154	19.6
Average earning assets	36,635,212	31,375,937	5,259,275	16.8
Average total assets	41,419,779	34,990,492	6,429,287	18.4
Average core deposits (5)	23,741,315	19,226,748	4,514,567	23.5
Average shareholders’ equity	4,099,695	2,898,839	1,200,856	41.4

Net charge-offs (NCOs)	99,724	59,406	40,318	67.9
NCOs as a % of average loans and leases	0.43%	0.31%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to ‘Significant Items Influencing Financial Performance Comparisons’.

(2)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less average intangible assets and goodwill.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($25.0 million for year-to-date 2007 and $7.0 million for year-to-date 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(6)	On July 1, 2007, Huntington acquired Sky Financial Group, Inc. Accordingly, the balances presented include the impact of the acquisition from that date.